Exhibit 107

Calculation of Filing Fee Table
Form S-8
(Form Type)
Clever Leaves Holdings Inc.
(Exact name of Registrant as Specified in its Charter)
Type 1—Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares, without par value, to be issued pursuant to the Clever Leaves Holdings Inc. 2020 Incentive Award Plan	Rule 457(c) and Rule 457(h)	5,575,000	$0.23	$1,282,250	$110.20 per $1,000,000	$141.30
Total Offering Amounts					$1,282,250		$141.30
Total Fee Offsets							-
Net Fee Due							$141.30

(1)    This Registration Statement on Form S-8 (the “Registration Statement”) registers the issuance of the common shares, without par value (the “Shares”) of Clever Leaves Holdings Inc. (the “Registrant”) issuable pursuant to equity awards granted under the Clever Leaves 2020 Incentive Award Plan, as amended on June 2, 2023 (the “Plan”).
(2)    Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional Shares that may be offered or issued under the Plan as a result of share splits, share dividends or similar transactions.
(3)    Determined in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of determining the registration fee, based on the average of the high and low prices of a Share as reported on The Nasdaq Capital Market on June 23, 2023, which is rounded to the nearest cent .